Exhibit 99.1

XpresSpa Announces Additional Organizational Changes

Health and Wellness Pure Play Further Reduces Expense Base

NEW YORK, June 22, 2018 - XpresSpa Group, Inc. (Nasdaq: XSPA), a health and wellness holding company, today announced that Anastasia Nyrkovskaya, Chief Financial Officer, has resigned from the company to pursue other opportunities. The Company has begun a search for a new lead financial executive. The Company also named Janine Canale, Controller, to the additional post of Principal Accounting Officer. Over the next four months, ending October 15, 2018, Ms. Nyrkovskaya will work with the Company to help facilitate a smooth transition.

Additionally, Jason Charkow, Senior Vice President of Legal and Business Affairs, has left the company effective May 23, 2018. Jonathan Kraft, currently XpresSpa Counsel, has been named General Counsel.

Ed Jankowski, XpresSpa Group CEO, stated, “As part of our focus on wellness, we have flattened our corporate structure and are further right-sizing the organization for incremental expense savings and avoidance this year. We are looking within the health and wellness sector to find the right person to lead our financial organization. Janine Canale and Jonathan Kraft are highly capable financial and legal executives, respectively, and we thank them for stepping into these new roles.”

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is the world’s largest airport spa company, with 57 locations in 23 airports globally (as of March 31, 2018), and one off-airport spa at Westfield World Trade Center in New York City. XpresSpa offers services that are tailored specifically to the busy customer. XpresSpa is committed to providing exceptional customer experiences with its innovative premium spa services, as well as exclusive luxury travel products and accessories. XpresSpa serves almost one million customers per year at its locations in the United States, Netherlands, and the United Arab Emirates. XpresSpa Group’s non-core assets include InfoMedia and intellectual property assets. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date, and are not guarantees of the future performance of the company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Contacts

LHA
Jody Burfening/Carolyn Capaccio
212.838.3777
xspa@lhai.com